Exhibit 5.1

[Letterhead of Morgan, Lewis & Bockius LLP]

August 30, 2013

Blue Ridge Real Estate Company

P.O. Box 707

Blakeslee, Pennsylvania 18610-0707

RE:

Blue Ridge Real Estate Company

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Blue Ridge Real Estate Company (“Blue Ridge”) and Big Boulder Corporation (“Big Boulder”), each a Pennsylvania corporation (together, the “Companies”), in connection with the filing of the referenced Registration Statement by Blue Ridge (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”).  The Registration Statement relates to the proposed offering and sale of up to 5,464,884 shares (the “Shares”) of common stock, without par value, of Blue Ridge in connection with the merger (the “Merger”) of Big Boulder with and into Blue Ridge pursuant to the Agreement and Plan of Merger, dated as of August 29, 2013, between the Blue Ridge and Big Boulder (the “Merger Agreement”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Restated Articles of Incorporation and Bylaws of the Companies and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, and assuming (i) that the conditions to closing the Merger are satisfied or waived including, without limitation, that the requisite votes by the Companies’ shareholders regarding the approval and adoption of the Merger Agreement are obtained and (ii) the proper filing of Articles of Merger with the Secretary of the Commonwealth of Pennsylvania, we are of the opinion that the Shares have been duly authorized by Blue Ridge and, when issued by Blue Ridge and delivered by Blue Ridge against receipt of shares of Big Boulder common stock in the manner contemplated by the Registration Statement and in accordance with the Merger Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the Commonwealth of Pennsylvania.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP